Contact:	Paul Coghlan	5:00 EDT
	Vice President, Finance, Chief Financial Officer	October 18, 2011
	(408) 432-1900	NATIONAL DISTRIBUTION

LINEAR TECHNOLOGY REPORTS QUARTERLY AND YEAR OVER YEAR DECREASES IN REVENUES AND NET INCOME.

Milpitas, California, October 18, 2011, Linear Technology Corporation (NASDAQ-LLTC), a leading, independent manufacturer of high performance linear integrated circuits, today reported financial results for the quarter ended October 2, 2011. Quarterly revenues of $329.9 million for the first quarter of fiscal year 2012 decreased $28.6 million or 8% from the previous quarter's revenue of $358.6 million and decreased $58.7 million or 15% from $388.6 million reported in the first quarter of fiscal year 2011. Net income of $108.4 million decreased $49.8 million or 32% from the fourth quarter of fiscal year 2011 and decreased $28.8 million or 21% from the first quarter of fiscal year 2011. Net income for the fourth quarter of fiscal year 2011 benefited from a lower tax rate of 9.5% compared to the first quarter of fiscal year 2012 rate of 26.25%. Diluted earnings per share of $0.47 per share in the first quarter of fiscal year 2012 decreased $0.21 per share or 31% from the fourth quarter of fiscal year 2011 and declined $0.12 per share or 20% from the first quarter of fiscal year 2011.
During the first quarter the Company's cash, cash equivalents and marketable securities increased by $45.1 million to $967.7 million, net of spending $25.2 million to purchase 884,600 shares of its common stock in the open market. A cash dividend of $0.24 per share will be paid on November 30, 2011 to stockholders of record on November 18, 2011.
According to Lothar Maier, CEO, “Revenue declined 8% in our first fiscal quarter compared to the preceding fourth quarter of fiscal 2011, in line with our guidance. In the beginning of the quarter, we noted that orders had slowed and that global economic sluggishness appeared to affect the ordering patterns of our customers as they continued to work down inventories. Although cautious given the current economic state, we were hopeful that this would be temporary and that orders would pick up in the latter half of the quarter as inventories and orders were balanced against end customer demand. This did occur in a few of our markets, notably the automotive market as the efforts we have invested in that business are having positive results. However, business in our core industrial and communications end-markets continued to soften through the quarter as it appears that end-demand has softened. Consequently, we are cautious and we expect many of our customers, particularly in the industrial and communications end-markets to have year-end shutdowns and thereby delay inventory procurement into the new year. Accordingly, we expect another difficult quarter of declining revenues and earnings, with revenues down 9%-13% sequentially in the second quarter. As is our custom during these difficult business cycles, the Company will take the necessary measures to curtail spending and limit the impact of lower revenues on profitability. We expect operating income as a percentage of sales to be in the mid to low-forty percent range depending on sales. As we have demonstrated in other periods of economic uncertainty at these levels we expect to maintain industry leading profitability.”
Except for historical information contained herein, the matters set forth in this press release are forward-looking statements. In particular, the statements regarding the demand for our products, our customers' ordering patterns and the anticipated trends in our sales and profits are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties, including such factors, among others, as the timing, volume and pricing of new orders received and shipped, the timely introduction of new processes and products, general and country specific conditions in the world economy and financial markets and other factors described in our 10-K for the fiscal year ended July 3, 2011.
Company officials will be discussing these results in greater detail in a conference call tomorrow, Wednesday, October 19, 2011 at 8:30 a.m. Pacific Coast Time. Those investors wishing to listen in may call (719) 325-2440, or toll free (888) 359-3612 before 8:15 a.m. to be included in the audience. There will be a live webcast of this conference call that can be accessed through www.linear.com or www.streetevents.com. A replay of the conference call will be available from October 19, 2011 through October 25, 2011.
You may access the archive by calling (719) 457-0820 or toll free (888) 203-1112 and entering reservation #6224890. An archive of the webcast will also be available at www.linear.com and www.streetevents.com as of October 19, 2011 until the first quarter earnings release next year.
Linear Technology Corporation, a member of the S&P 500, has been designing, manufacturing and marketing a broad line of high performance analog integrated circuits for major companies worldwide for three decades. The Company's products provide an essential bridge between our analog world and the digital electronics in communications, networking, industrial, automotive, computer, medical, instrumentation, consumer, and military and aerospace systems. Linear Technology produces power management, data conversion, signal conditioning, RF and interface ICs, and µModule subsystems. For more information, visit www.linear.com.
For further information contact Paul Coghlan at Linear Technology Corporation, 1630 McCarthy Blvd., Milpitas, California 95035-7417, (408) 432-1900.

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
U.S. GAAP (unaudited)

	Three Months Ended
	October 2, 2011	July 3, 2011	September 26, 2010
Revenues	$329,920	$358,557	$388,592
Cost of sales (1)	79,793	79,011	83,731
Gross profit	250,127	279,546	304,861
Expenses:
Research & development (1)	54,889	55,950	56,202
Selling, general & administrative (1)	37,672	40,958	44,082
	92,561	96,908	100,284
Operating income	157,566	182,638	204,577
Interest expense	(6,941)	(6,968)	(10,417)
Amortization of debt discount(2)	(4,862)	(4,793)	(6,766)
Interest and other income(3)	1,221	3,965	1,916
Income before income taxes	146,984	174,842	189,310
Provision for income taxes	38,583	16,610	52,060
Net income	$108,401	$158,232	$137,250

Earnings per share:
Basic	$0.47	$0.68	$0.60
Diluted	$0.47	$0.68	$0.59

Shares used in determining earnings per share:
Basic	231,863	231,771	229,367
Diluted	232,985	233,598	231,073

Includes the following non-cash charges:
(1) Stock-based compensation
Cost of sales	$1,904	$2,062	$2,183
Research & development	8,887	9,192	9,767
Selling, general & administrative	4,586	4,940	5,241
(2) Amortization of debt discount (non-
cash interest expense)	4,862	4,793	6,766

Includes the following:
(3) Gain on legal settlement	—	2,500	—

LINEAR TECHNOLOGY CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)
U.S. GAAP (unaudited)

	October 2, 2011	July 3, 2011
ASSETS:
Current assets:
Cash, cash equivalents and marketable securities	$967,672	$922,537
Accounts receivable, net of allowance for doubtful
accounts of $2,041 ($2,043 at July 3, 2011)	161,920	169,637
Inventories	74,601	72,195
Deferred tax assets and other current assets	64,220	81,921
Total current assets	1,268,413	1,246,290

Property, plant & equipment, net	340,416	332,969
Other noncurrent assets	50,512	51,907
Total assets	$1,659,341	$1,631,166

LIABILITIES & STOCKHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$8,429	$11,606
Accrued income taxes, payroll & other accrued liabilities	118,406	123,613
Deferred income on shipments to distributors	42,171	47,587
Total current liabilities	169,006	182,806

Convertible senior notes	790,593	785,732
Deferred tax and other noncurrent liabilities	156,543	157,017

Stockholders’ equity:
Common stock	1,475,218	1,466,098
Accumulated deficit	(932,530)	(961,617)
Accumulated other comprehensive income	511	1,130
Total stockholders’ equity	543,199	505,611
	$1,659,341	$1,631,166

LINEAR TECHNOLOGY CORPORATION
RECONCILIATION OF U.S. GAAP NET INCOME TO NON-GAAP NET INCOME
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended
	October 2, 2011	July 3, 2011	September 26, 2010
Reported net income
(GAAP basis)	$108,401	$158,232	$137,250

Stock-based compensation	15,377	16,194	17,191
Amortization of debt
discount(1)	4,862	4,793	6,766
Income tax effect of
non-GAAP adjustments	(5,313)	(1,994)	(6,588)

Non-GAAP net income	$123,327	$177,225	$154,619

Non-GAAP earnings per share
Basic	$0.53	$0.76	$0.67
Diluted	$0.53	$0.76	$0.67

1) Amortization of debt discount is non-cash interest expense related to the Company’s Convertible Senior Notes.

The Company’s non-GAAP measures set forth above exclude charges related to stock-based compensation, the amortization of the Company’s debt discount which is a non-cash interest expense and the non-cash charge on early retirement of convertible senior notes.  The Company’s management uses non-GAAP net income and non-GAAP earnings per share to evaluate the Company’s current operating results and financial results and to compare them against historical financial results.  The Company excludes stock-based compensation and non-cash interest expenses and the related tax effects primarily because they are significant non-cash expense estimates, which management separates for consideration when evaluating and managing business operations. In addition management believes it is useful to investors because it is frequently used by securities analysts, investors and other interested parties in evaluating the Company and provides further clarity on its profitability.

In addition, the Company believes that providing investors with these non-GAAP measurements enhances their ability to compare the Company’s business against that of its many competitors who employ and disclose similar non-GAAP measures.  This financial measure may be different from non-GAAP methods of accounting and reporting used by the Company’s competitors to the extent their non-GAAP measures include other items.  The presentation of this additional information should not be considered a substitute for net income or net income per diluted share prepared in accordance with GAAP.